Exhibit 99.2

ARGAN, INC. DECLARES REGULAR QUARTERLY CASH DIVIDEND

OF $0.30 PER COMMON SHARE

June 20, 2024 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announces that its Board of Directors (the “Board”) declared a regular quarterly cash dividend in the amount of $0.30 per share of common stock. The dividend will be payable on July 31, 2024, to stockholders of record at the close of business on July 23, 2024.

The Board also extended the expiration date of Argan’s $125 million Share Repurchase Plan through January 31, 2027.

About Argan, Inc.

Argan’s primary business is providing a full range of construction and related services to the power industry. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, maintenance, project development and technical consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated industrial construction, fabrication and plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Safe Harbor Statement

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including, but not limited to, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, the Company’s ability to successfully complete the projects that it obtains, and the Company’s effectiveness in mitigating future losses related to the Kilroot loss contract. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Company Contact: Investor Relations Contacts: David Watson John Nesbett/Jennifer Belodeau 301.315.0027 IMS Investor Relations 203.972.9200